EXHIBIT 10.32

THIRD AMENDMENT TO THE

TYSON FOODS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT

AND LIFE INSURANCE PREMIUM PLAN

THIS THIRD AMENDMENT is made on this 17th day of November, 2011, by TYSON FOODS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Tyson Foods, Inc Supplemental Executive Retirement and Life Insurance Premium Plan (the “Plan”) originally effective as of March 12, 2004 and as most recently amended and restated as of March 1, 2007;

WHEREAS, the Company desires to amend the Plan prospectively to adjust the method for calculating the amount due to a participant to assist with the payment of taxes owed by the participant under the Federal Insurance Contributions Act when his or her retirement benefit first becomes nonforfeitable; and

WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, effective for participants whose retirement benefits first become nonforfeitable for purposes of Section 4.5 of the Plan on or after January 1, 2011, by deleting Section 4.5 in its entirety and by substituting therefor the following:

“4.5 FICA Payments. If and when a Participant’s SERP retirement benefits first become Nonforfeitable pursuant to Section 4.1, the Participant shall be paid a cash amount, determined by the Plan Administrator, equal to the sum of (a) the additional taxes under Section 3101 of the Code arising as a result of the vesting event, plus (b) the additional amount that would be necessary to provide the amount determined under the foregoing Clause (a) net of all income and payroll taxes, including the income and payroll taxes payable with respect to the additional amount determined pursuant to this Clause (b). In its sole discretion, the Plan Administrator may apply all or any portion of the cash payment provided for under this Section 4.5 to the Participant’s tax withholding obligations. Any cash payment that becomes due pursuant to this Section 4.5 shall be made by March 15th of the calendar year following the calendar year the SERP retirement benefits first become Nonforfeitable.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the day and year first above written

TYSON FOODS, INC.

By:	/s/ Dennis Leatherby

Title:	Executive Vice President and CFO

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